UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  October 15, 2012

iStar Financial Inc.

(Exact name of registrant as specified in its charter)

Maryland	1-15371	95-6881527
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

1114 Avenue of the Americas, 39th Floor New York, New York	10036
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  (212) 930-9400

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01                                        Entry Into a Material Definitive Agreement.

On October 15, 2012, iStar Financial Inc. (the “Company”) entered into a $1.82 billion senior secured credit facility due October 15, 2017 (the “New Credit Facility”) with JPMorgan Chase Bank, N.A., as administrative agent, Barclays Bank PLC, as syndication agent, Bank of America, N.A., as documentation agent, and J.P. Morgan Securities LLC and Barclays Bank PLC, as joint physical bookrunners and, together with Merrill Lynch, Pierce, Fenner & Smith Incorporated., as joint lead arrangers and bookrunners.  The New Credit Facility bears interest at a rate of LIBOR plus 4.50%, with a 1.25% LIBOR floor, and was issued at 99.0% of par.  Proceeds from the New Credit Facility will be used to refinance the remaining balances of the Company’s existing 2011 A-1/A2 secured credit facilities.

Outstanding borrowings under the New Credit Facility are collateralized by a first lien on a fixed pool of approximately $2.29 billion of assets, with required minimum collateral coverage of not less than 125% of outstanding borrowings.  If collateral coverage is less than 137.5% of outstanding borrowings, 100% of the proceeds from principal repayments and sales of collateral will be applied to repay outstanding borrowings under the New Credit Facility. For so long as collateral coverage is between 137.5% and 150% of outstanding borrowings, 50% of proceeds from principal repayments and sales of collateral will be applied to repay outstanding borrowings under the New Credit Facility and for so long as collateral coverage is greater than 150% of outstanding borrowings, the Company may retain all proceeds from principal repayments and sales of collateral. The New Credit Facility contains certain covenants relating to the collateral and restrictions on dividends, among other matters, but does not contain corporate level financial covenants such as minimum net worth, fixed charge coverage or minimum unencumbered assets covenants.

The New Credit Facility contains customary events of default, including payment defaults, failure to perform covenants, defaults under other recourse indebtedness above specified thresholds, change of control, bankruptcy events and defaults under the collateral agreement.  Certain of the events of default are subject to cure periods.

The foregoing description of the New Credit Facility does not purport to be complete and is qualified in its entirety by reference to the credit agreement, dated as of October 15, 2012, the security agreement, dated as of October 15, 2012, and the guarantee agreement, dated as of October 15, 2012, a copy of each are filed as an exhibit to this report and are incorporated herein by reference.

The New Credit Facility and related agreements have been provided solely to inform investors of its terms.  The agreements contain representations and warranties by the Company made solely for the benefit of the lenders and other parties under the agreements.  The assertions embodied in those representations and warranties are qualified by information that the parties have exchanged in connection with signing the agreements.  Moreover, the representations and warranties in the agreements were made as of a specified date, may be subject to a contractual standard of materiality different from what might be viewed as material to shareholders or may have been used for the purpose of allocating risk between the parties.  Accordingly, investors are not third-party beneficiaries under the agreements and should not rely on the representations and warranties in the agreements as characterizations of the actual state of facts about the Company at the time they were made or otherwise.

ITEM 9.01                                        Financial Statements and Exhibits.

Exhibits	10.1	Credit Agreement, dated as of October 15, 2012.
	10.2	Security Agreement, dated as of October 15, 2012.
	10.3	Guarantee Agreement, dated as of October 15, 2012.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this Report to be signed on its behalf by the undersigned, thereunto duly authorized.

iSTAR FINANCIAL INC.

Date: October 19, 2012	By:	/s/ Jay Sugarman
Jay Sugarman
Chairman and Chief Executive Officer

Date: October 19, 2012	By:	/s/ David DiStaso
David DiStaso
Chief Financial Officer

EXHIBIT INDEX

Exhibit
Numbers		Description

Exhibits	10.1	Credit Agreement, dated as of October 15, 2012.
	10.2	Security Agreement, dated as of October 15, 2012.
	10.3	Guarantee Agreement, dated as of October 15, 2012.